Exhibit 8.1

KAI TONG LAW FIRM
Suites 3409-3412, Guangzhou CTF Finance Center Zhujiang New Town, Guangzhou, PRC
Tel: +86 20 8752 1833 Fax: +86 20 8385 0222
www.ktlf.com.cn

August 25, 2017

To: TDH Holdings, Inc.

Dear Sir/Madam:

Legal Opinion

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”) and as such are qualified to issue this legal opinion (the “Opinion”) on the PRC Laws effective as of the date hereof. For the purpose of this Opinion, the PRC excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

We have acted as the PRC legal counsel to TDH Holdings, Inc. (the “Company” or “TDH”), a company incorporated under the laws of the British Virgin Islands solely in connection with (a) the Company’s Registration Statement on Form F-1, SEC file No. 333-219896 (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”) on August 11, 2017, and the final prospectus filed by the Company with the SEC pursuant to Rule 424(b)(3) of the Securities Act (the “Prospectus”); (b) the Company’s proposed initial public offering (the “Offering”) of 1,325,000 of the Company’s common shares, par value $0.001 per common share (the “Shares”); (c) the proposed listing and trading of the Shares on the NASDAQ Capital Market. We have been requested to give this Opinion on PRC Laws (as defined below).

I. Documents and Assumptions

In this capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the due diligence documents provided by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates, Governmental Authorizations and other instruments (collectively the “Documents”) as we have considered necessary or advisable for the purpose of rendering this Opinion.

For the purpose of this Opinion, our “knowledge” (or any similar concept) with respect to any matter means (a) the actual knowledge regarding such matter of the particular attorneys who are presently employees or partners of KaiTong Law Firm and who have represented the Company; and (b) we make no representation that we have undertaken any review of our files or other independent investigation with respect to any such matter and (c) no inference that we have actual knowledge concerning such matter should be drawn from the mere fact of our representation of the Company or our expression of any opinion in this Opinion.

In our examination of the Documents, we have assumed, without independent investigation and inquiry the following assumptions (the “Assumptions”):

1.       all Documents submitted to us as originals are authentic and that all documents submitted to us as copies conform to their originals and such originals are authentic;

2.       all Documents have been validly authorized, executed and delivered by all the relevant parties thereto and all natural persons have the necessary legal capacity;

3.       all the signatures, seals and chops on the Documents submitted to us are genuine;

4.       all the Documents and the factual statements provided to us by the Company and the PRC Companies, including but not limited to those set forth in the Documents, are complete, true and correct;

5.       no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this Opinion; and

6.       each of the parties to the Documents, other than the PRC Companies, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation.

II.       Definitions

Unless the context otherwise requires, the following terms in this Opinion shall have the meanings ascribed to them as follows:

“TDH HK” means TDH HK Limited, a Hong Kong company wholly owned by the TDH;

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“WFOE” means Qingdao Tiandihui Foodstuffs Co., Ltd., a Chinese company wholly owned by TDH HK;

“Chongai Jiujiu” means Beijing Chongai Jiujiu Cultural Communication Co., Ltd., a wholly-owned subsidiary of the WFOE;

“Kangkang Development” means Qingdao Kangkang Development Co., Ltd., a wholly-owned subsidiary of the WFOE;

“PRC Companies” means the WFOE, Chongai Jiujiu, and Kangkang Development;

“Group Companies” means TDH, TDH HK and the PRC Companies;

“PRC Laws” means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in effect and publicly available in the PRC as of the date hereof;

“Government Agencies” means any competent national, provincial, municipal or local government authorities, or regulatory bodies of the PRC having jurisdiction over PRC Companies in the PRC;

“Governmental Authorization” means any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency;

“Material Adverse Effect” means any event, circumstance, condition, occurrence or situation, or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the condition (financial or otherwise), business, properties or results of operations or prospects of TDH, TDH HK and PRC companies taken as a whole.

III.    Opinions

Based on our review of the Documents, to our best knowledge after due and reasonable inquires of the Company and the PRC Companies, subject to the Assumptions and the Qualifications (as defined below), and except as publicly disclosed in the Registration Statement, we are of the opinion that:

1.	Currently and immediately after giving effect to this Offering, the ownership structure of the PRC Companies complies with all existing PRC Laws.

The statements set forth in the Registration Statement and the Prospectus under the caption “Risk Factors- Foreign Operational Risks” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

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2.	Each of the PRC Companies has been duly organized in accordance with the PRC Laws and validly exists as a wholly foreign-owned enterprise, or a domestic limited liability company, as the case may be, with full legal person status and limited liability under the applicable PRC Laws. Each of the PRC Companies is in good standing in each respective jurisdiction of its organization.

The descriptions of the corporate structure of the PRC Companies set forth in “Our Business - Our History and Corporate Structure” section of the Registration Statement and the Prospectus are true and accurate and nothing has been omitted from such descriptions that would make the same misleading in any material respects.

3.	The equity interests of the PRC Companies is free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims, and are all owned, directly or indirectly, by the Company.

4.	The articles of association and the business license of the PRC Companies is in compliance with the requirements of the PRC Laws and are in full force and effect.

5.	Each of the PRC Companies has sufficient corporate right, power and authority for it to own, use, and license its assets and conduct its business in the manner described in its respective business license and in the Registration Statement, Pricing Disclosure Package and the Prospectus. Each of the PRC Companies has obtained all Governmental Authorizations from, and completed all filings with, the Government Agencies that are necessary for it to own, use and license its assets, conduct its business in the manner as described in its business license and in the Registration Statement, Pricing Disclosure Package and the Prospectus. Each of the PRC Companies is in compliance with the provisions of all such Governmental Authorizations in all material aspects, and none of the PRC Companies has received any notification of proceedings relating to, or has any reason to believe that any Governmental Agencies are considering, the modification, suspension or revocation of any such Governmental Authorizations. There are no circumstances which might lead to the suspension, alteration or cancellation of any of the Governmental Authorizations of the PRC Companies.

6.	None of the PRC Companies is in breach of or violation of, or default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument governed by the PRC Laws to which it is a party or by which it or any of its properties may be bound.

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7.	The WFOE has following mortgage interests in its properties: the WFOE entered into a Mortgage Security Agreement with Postal Savings Bank of China Corp., Qingdao Branch on January 8, 2015, which covering a land use right for approximately 25,000 square feet (located at No. 59 West of Tieshan Road, Huangdao District, Qingdao, Shandong Province, PRC) appraised at RMB 1,045,000, and a 30,570 square foot plant space (located at No. 2521 Tiejueshan Road, Huangdao District, Qingdao, Shandong Province, PRC) appraised at RMB 6,048,200, together for the guarantee of the maximum amount of RMB 4 million loan for the period from January 8, 2015 to January 7, 2022 held by Postal Savings Bank of China Corp., Qingdao Branch. Except these, each of the PRC Companies has full, valid and clean title to all of its property, assets and intellectual property used in connection with its business, free and clear of all security interest, liens, charges, encumbrances, claims, options, restrictions and other third party rights.

8.	The WFOE was ordered to a fine of RMB 200 by Local Taxation Bureau for overdue payment of relevant tax on September 23, 2015. Upon receiving the notice, the WFOE took corrective actions and paid the fine. Except that, none of the PRC Companies is delinquent in the payment of any taxes due and there is no tax deficiency which might be assessed against it, and there is no material breach or violation by the PRC Companies of any applicable PRC tax law or regulation. The statements set forth under the caption “Tax Matters Applicable to U.S. Holders of Our Shares” in the Registration Statement and the Prospectus insofar as they constitute statement of PRC tax law, are accurate in all material respects and that such statements constitute our opinion. We do not express any opinion in this paragraph concerning any law other than PRC tax law.

9.	No labor dispute, or complaint involving the employees of the PRC Companies, exists or is imminent or threatened. The labor contracts or employment agreements entered by the PRC Companies with their respective employees are in compliance with PRC Laws.

The WFOE has registered with relevant Social Security Bureau and has paid social insurance for all of its employees. However, although the WFOE has registered with relevant Housing Provident Fund (the “HPF”) authority, it has not made adequate contribution to HPF for some of its employees. In accordance with Regulations on Management of Housing Provident Fund and Implementation Measures for the Administration of Housing Provident Fund in Qingdao, if an enterprise fails to pay in full or in part its HPF contributions, such enterprise will be ordered by the HPF enforcement authorities to make such contributions, and may be compelled by the people’s court that has jurisdiction over the matter to make such contributions. Furthermore, if the WFOE fails to make adequate contributions to HPF for some of its employees, such failure may give rise to a private cause of action (complaints) by such individual(s) against the WFOE. As of the date of this Opinion, the WFOE has not received any demand or order from the competent authorities with respect to settling the balance of the fund contributions. Mr. Cui and Ms. Wang have executed a deed of indemnity in favor of the WFOE on July 7, 2017, pursuant to which they agreed to indemnify the WFOE in full against any losses and penalties which they may suffer as a result of the WFOE’s non-payment of the fund contributions. We are of the opinion that the WFOE has not been in compliance with the regulations relating to HPF, but the WFOE’ non-compliance with the HPF contribution requirements will not have a Material Adverse Effect on this Offering.

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10.	There are no legal, arbitration or governmental proceedings in progress or pending in the PRC to which any of the Group Companies is a party or of which any property of any Group Company is the subject.

11.	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006 and was amended on June 22, 2009 (the “New M&A Rule”). The New M&A Rule purports, among other things, to require an offshore special purpose vehicle (the “SPV”) formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.

We have advised the Company that neither CSRC approval nor Ministry of Commerce approval is required for the listing and trading of the Company’s Shares on the NASDAQ Capital Market in the context of this Offering, because (a) at the time of the Company’s equity interest acquisition, the WFOE as a domestic acquired company was not related to or connected with TDH HK as a foreign investor, accordingly TDH HK did not need the approval from Ministry of Commerce. In addition, TDH HK and the WFOE have received all relevant approvals and certificates required for the acquisition; (b) the CSRC approval under the New M&A Rule only applies to overseas listings of SPVs that have used their existing or newly issued equity interest to acquire existing or newly issued equity interest in PRC domestic companies, or the SPV-domestic company share swap, due to there has not been any SPV-domestic company share swap in the Company’s corporate history, TDH do not constitute an SPV that is required to obtain approval from the CSRC for overseas listing under the New M&A Rule; and (c) in spite of the lack of clarity on this issue, the CSRC has not issued any definitive rule or interpretation regarding whether offerings like the one contemplated by the Prospectus are subject to the New M&A Rule. However, there are uncertainties regarding the interpretation and application of the PRC Laws, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

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12.	We have advised the Company that the recognition and enforcement of foreign judgments are regulated by the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the British Virgin Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. We have further advised that under PRC law, PRC courts will not enforce a foreign judgment against the Company or its officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or social public interest.

The statements as to PRC Law set forth in the Registration Statement and the Prospectus under the caption “Enforceability of Civil Liabilities” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

13.	The statements set forth in the Registration Statement and the Prospectus relating to PRC Laws or that are descriptions of agreements or instruments governed by PRC Laws under the captions “Prospectus Summary”, “Risk Factors”, “Dividend Policy”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Our Business”, “Directors and Executive Officers”, “Related Party Transactions”, “Tax Matters Applicable to U.S. Holders of Our Shares”, “Enforceability of Civil Liabilities” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), are true and accurate in all material respects, and fairly present and summarize the information and matters referred to therein, nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material respect.

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IV.       Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

1.       This Opinion relates only to the PRC Laws and we express no opinion as to any other laws or regulations than the PRC Laws. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

2.       This Opinion is intended to be used in the context that is specifically referred to herein and each section shall be considered as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

3.       This Opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally; (b) any circumstance in connection with the formulation, execution or performance of any legal document that will be deemed materially mistaken, clearly unconscionable or fraudulent; (c) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys’ fees and other costs; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws.

This Opinion is rendered to you for the purpose hereof only, and saves as provided for herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ KaiTong Law Firm

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